CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 22, 2021 relating to the financial statements and financial highlights of Equable Shares Hedged Equity Fund, as series of Series Portfolios Trust, for the year ended October 31, 2021, and to the references to our firm under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm and Legal Cousel” in the Statement of Additional Information.

/s/Cohen & Company, Ltd.

COHEN & COMPANY, LTD.
Milwaukee, Wisconsin
February 24, 2022